Exhibit 99.2

RENAISSANCE LEARNING, INC.

Q1 EARNINGS CONFERENCE CALL

April 20, 2011

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to Renaissance Learning’s First Quarter Earnings Conference Call.

At this time, everyone is in a listen-only mode.

Later, there will be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Mary Minch.

Please go ahead.

Ms. Mary Minch:  Good afternoon.

I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and with me today are Glenn James, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.  Welcome to our first quarter conference call.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking

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statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our first quarter earnings release and in the company’s Securities and Exchange Commission filings, including forms 10-K and 10-Q.

I will begin our call today with a review of the first quarter financial results, and then Steve and Glenn will provide some brief comments about our operations.

Following our comments, we'll be happy to take your questions.

First quarter revenue of $33.5 million was up 4.1 percent from first quarter 2010 revenue of $32.2 million.

Net income was $5.5 million or 19 cents per share, compared to $5.8 million or 20 cents per share in the first quarter of 2010.

The 2010 results included a tax benefit of $1.1 million or four cents per share related to the settlement of a state income tax dispute.

Before commenting on the revenue numbers, I want to point out that we've modified the presentation of revenue on our P&L statement this quarter, all with a goal to make it clearer what portion of our product and service revenue is recurring in nature.

Starting this quarter and going forward, we will report the recurring revenue on a separate line item for both products and services.

Subscription product revenue now includes the portion of the student subscription fee related to software and content, while non-subscription product revenue primarily includes quizzes, hardware and Successful Reader.

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Subscription service revenue now primarily includes the portion of the student subscription related to software support and also includes hosting and coaching services.

Non-subscription service revenue includes installation services, technical consulting and on-site remote professional development.

Going forward, certain software subscriptions must be reported entirely as service subscription revenue because they meet the accounting definition of software as a service.  STAR Enterprise subscriptions, for example, will be reported that way.

We believe investors will want to primarily focus on the total subscription versus non-subscription portion of our business, as the differentiation of product versus service may be getting less intuitive as more of our software will meet the definition of software as a service going forward, and therefore will be reported as service revenue.

We have formerly reported the percent of recurring revenue included in our total software segment, which includes both products and services.

That metric this quarter increased to 73 percent, up from 64 percent in the first quarter of 2010 and 69 percent in the trailing fourth quarter.

The new revenue reporting method makes it clearer to express this metric as a percent of total revenue rather than a percent of the software segment.

For the first quarter of 2011, subscriptions and recurring services as a percent of total revenue was 63 percent, compared to 53 percent in first quarter 2010.

Our product revenue was $22.6 million in the first quarter, up $700,000 or 3.3 percent from $21.8 million a year ago.

Subscription revenue was up by $3.1 million due to revenue recognized from prior periods' orders, offset by a $2.4 million decrease in hardware and quizzes.

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Hardware orders continue to be the most impacted by funding pressures, while the quiz decline is primarily a result of more customers transitioning to Accelerated Reader Enterprise where they have access to all of our more than 150,000 quizzes as part of their subscription fee.

Service revenues increased by about $600,000 or about 6 percent to $11 million in the quarter.  Service revenues compared to the same quarter in the prior year have now increased every quarter for four straight years.

Increases in hosting and software support revenue offset declines in technical services and professional development revenue.

Our order pattern continues to become more and more seasonally weighted to the second and third quarters, and as a result, we've been experiencing strong increases in deferred revenue in those periods.

Conversely, in the fourth and first quarters, recognized revenue is typically greater than orders, which results in declines in deferred revenue.  As such, deferred revenue decreased by approximately $11.6 million in the current quarter.

Overall gross profit margins for the quarter were 79.9 percent, up from 78.3 percent last year.

Product gross margins were 85.3 percent, compared to 84 percent in the prior year.  The improvement was primarily a result of a greater mix of software revenue, which has higher gross margins than hardware.

Service gross margins were 68.6 percent, up from 66.4 percent in the prior year primarily due to a mix more heavily weighted to our more profitable service offerings,

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hosting and some remote services, and due to our ability to continue to leverage our fixed costs.

Total operating expenses were $18 million, compared to $17.8 million in the prior year.

Product development expenses increased by $100,000.  The expected investment in additional research and development resources was offset by $300,000 of software capitalization related to STAR Enterprise.

We expect product development expenses to increase from the current run rate by a few hundred thousand dollars in Q2, even after a similar amount of capitalized software, due to more product development resources coming on board during the quarter.

Selling and marketing expenses decreased by about $100,000 in the quarter.  Decreases in selling expense related to lower commission due to the reduced order rates and were somewhat offset by increases in advertising as part of our launch of STAR Enterprise.

General and administrative expenses increased about $100,000 due to expenses related to our new CEO.

Operating cash flow was a $1.5 million use of cash versus $5.5 million provided from operations in the first quarter of 2010.  The reduction in operating cash flow is primarily a result of lower orders in the quarter.

As our orders become more and more seasonal, our operating cash flow is also becoming more seasonal, with most of the large inflows occurring in third and fourth quarters.

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The quality of our accounts receivable remains strong, and days sales outstanding is just 28 days.

Now, I'll turn it over to Steve to provide additional comments about our operations.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

Well, as Mary noted in her financial review, we experienced solid growth in both revenue and operating income this quarter.

Total orders, however, were down 17 percent.  The order decline was anticipated due primarily to the difficult order comparison to last year's first quarter when we booked a $2.9 million deal.

Those large deals are terrific.  In fact, our urban initiative and other strategies are designed, in part, to achieve contracts like this and to increase our overall average order size, but these deals do make the comparisons lumpy.

Excluding that large order, the comparison shows this year's orders down by a more reasonable 6 percent, which was in line with our expectations given the continued seasonal shifting of orders to the next few quarters and the challenging school budget environment.

Software orders were down 2 percent, excluding the large district order from last year.  Although, not the consistent order growth we strive for, we view these results as acceptable in what is shaping up to be a very tough funding environment.

We're certainly seeing cautionary spending behavior from our customers amidst concern about budgets and education funding for the next school year.  The result of this

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sentiment is that we did not gain as many new and upgrade schools in the quarter as we have in prior years.

The first quarter is not a critical quarter for either of those metrics or for subscription renewals, though renewals have held up well this school year in the mid-90 percent range for reading and mid-80 percent range for math.

But, the volume of renewals in Q1 is small compared to subsequent quarters.  It will really be Q2 and Q3 that tell the tale of our ability to maintain our high renewal rates, as well as grow the customer base at greater rates for the 2011/2012 school year.

I don't want to leave the impression that we're satisfied with declining orders, more that we're looking ahead to the next two periods, especially Q3, to make up the difference.

Hardware orders were especially impacted by funding pressures, as hardware is often viewed as a more discretionary purchase.

First quarter hardware orders decreased about 20 percent to $4.2 million following a 27 percent decline to $3.7 million in the trailing quarter.

We added about 600 new Renaissance Place schools in the first quarter, and now have over 34,000 schools actively using RP.  Of those RP schools, about 28,000, or over 80 percent, are hosted.

Schools using Accelerated Reader Enterprise number almost 28,000 and increased by more than 600 schools in the quarter.

As we mention every quarter, because it's an important part of the subscription model, we continue to see that customers upgrading to enterprise version of Accelerated Reader from the desktop version on average increase their annual spending with us by

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over $1,000 per year, in addition to adding hosting and professional development revenue.

For this reason, upgrading desktop schools to AR Enterprise continues to be an important growth initiative for us, and we're putting substantial focus on continuing our progress on that front.

Glenn's going to talk about our progress with the launch of STAR Enterprise, but I want to make the point that STAR Enterprise offers a similar financial model as AR Enterprise.

The enterprise version of STAR provides so many enhancements and expanded capabilities that we will be charging $2.49 per student per year for the subscription, compared to 99 cents for the current version.  So, upgrading STAR customers will offer a significant revenue growth opportunity for us.

Now, I'll turn the floor over to Glenn for some additional comments on STAR Enterprise and our outlook.

Glenn?

Mr. Glenn James:  Thanks, Steve.

Steve explained the expected order decline in the first quarter as due to funding uncertainty and to a tough order comparison to the prior year, which helps explain why, despite the negative order trend, I continue to believe that the underlying strength of our business is very sound, and we'll be able to weather any short-term storm that the funding environment brings.

Perhaps the best example of that strength is the loyalty of our existing--our existing customers have shown by our strong renewal rates.  We have begun to work with

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customers renewing in the months and quarters ahead and expect renewal rates to continue to be very strong.

We're also using the renewal process to promote STAR Enterprise, as renewal time is a great time to get started with the enhanced assessment capabilities that STAR Enterprise offers.

STAR Enterprise versions have the capability to benchmark against the new Common Core State Standards, as well as existing state standards.

In addition, this product will provide specific skills data, proficiency reporting predicting state test results, and instructional planning reports.

Customers seem excited about STAR Enterprise, and while we expect it will take time to migrate a significant amount of the customer base to enterprise, mainly due to the budget situation, we believe STAR Enterprise will be a significant growth opportunity for us for several years.

As Steve mentioned, we expect to realize substantial incremental revenue from customers upgrading to the enterprise version by providing compelling value for the higher price.

STAR Enterprise is still priced lower than competitive products, is administered more efficiently and provides the reliable data and specific reports that educators need.

Both STAR Reading and STAR Math Enterprise will be available for the next school year.

We recently achieved--received other great news regarding our three STAR assessment products and Accelerated Math and MathFacts in a Flash.  All of these

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products were reevaluated by the National Center on Response to Intervention, and they all, once again, received the highest possible ratings as progress monitoring tools.

The National Center on RTI, which is funded by the US Department of Education, evaluates the scientific rigor of the research for commercially available progress monitoring tools for use with response to intervention.

The Center helps educators identify credible and reliable evidence to make informed decisions about scientifically-based tools for use within the RTI framework, and we see this as just another acknowledgment of how our products are helping to accelerate learning.

Taking a look at the environment in which we're currently operating, as we've said before, we continue to believe that the 2011/2012 school year will be one of the toughest.

A few weeks ago, the Wall Street Journal reported that state and local tax revenues have returned to levels of several years ago, but that fiscal year 2012 may be one of the most difficult budget years on record.

The federal assistance received in the past several years is largely gone, and without it, states are facing huge budget gaps and will be forced to make significant cuts in order to balance their budgets.

According to the Center on Budget and Policy Priorities, 44 states are predicting budget shortfalls totaling $112 billion for fiscal 2012.

While we would expect K-12 education to be spared from the most severe cuts, it's hard to imagine states getting their fiscal houses in order without affecting education funding to some extent.

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Therefore, it's very likely that the next several quarters, and, in fact, the next school year will continue to be challenging for schools.

The reauthorization of the Federal Elementary and Secondary Education Act, or ESEA, which establishes the federal role in education policy and funding, is on the congressional agenda for this year.

With all that's happening in Washington, it's uncertain when the new education bill will be passed, but we do not expect substantial increases in federal funding levels given the pressures to cut spending.

While not expecting or counting on increased funding as part of ESEA reauthorization, we are encouraged with the alignment between the suggested policy changes and our current product offerings, including an emphasis on teacher effectiveness, school improvement and support for a continuation of the Common Core State Standards.

In general, school improvement is an area that we believe offers significant opportunity for us.  In addition to our SetPoint offering with JBHM Education Group, we're working with a number of schools on a multi-year comprehensive school improvement program utilizing our products and services in a best-practices framework.

While school improvement is not yet having a large impact on our total revenue, we believe more and more schools will be looking for broader solutions, especially ones that exhibit success at other schools.

So, whether it's through federal programs, like Race to the Top, or the school improve grant program or state- or locally-led initiatives to transform certain schools, we

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believe this area offers fertile opportunity for Renaissance Learning, and our experience to date supports that belief.

Now, we'll be happy to answer any questions that you have.

Joe, you want to open the lines?

 Operator:  Thank you.

We will now be conducting a question-and-answer session.

If you would like to ask a question, please press star-one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.

You may press star-two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.

Once again, please press star followed by one on your telephone keypad if you'd like to ask a question.

Our first question is from Bob Craig with Stifel Nicolaus.  Please go ahead with your question.

Mr. Bob Craig:  Thank you, operator.  Good afternoon, everybody.

Mr. Steve Schmidt - --Hi, Bob--.

Mr. Bob Craig:  --A couple of macro questions to lead off.

Are you hearing anything different from customers regarding influences on purchasing decisions?

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And what I'm thinking about there is that while state revenue, I think, is up for--has been up for four straight quarters, local is just beginning to start deteriorating.  How concerned are you about that local deterioration?

Mr. Steve Schmidt:  Very concerned, as we have been for some time.

I think the state and local, generally, are going hand in hand.  And when we talk about state revenues and their effect on funding, we really are referring to the state and local versus the federal.  So, yes, I mean, there's no question that we're hearing from our customers about the budget cuts.  There's a lot of uncertainty, but the direction that the budgets are going is well known, as there's talk in virtually all schools about the need to cut positions or to do something to balance things.

So, that's the macro environment that we're in today, and it's going to be with us for a while.

Mr. Bob Craig:  Steve, in situations where states have made, you know, even hard choices, does that elimination of budget uncertainty help free up purchasing decisions?  Do you see any evidence of that--?

Mr. Steve Schmidt:  --It could.  I don't know that we've seen the evidence yet, but I would point to a couple of years ago when we were in the midst of the financial crisis, and we noticed our customers just really freezing up because they just had no idea where things were going.

So, sometimes I think that uncertainty is worse than reality.  In fact, we certainly hope so.

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In fact, I can point to some evidence of schools who, "found" some money, or had their budgets turn out to be better, with more money available for certain programs or whatever than they feared.  So that's certainly good news.

But, you know, it's just going to be a--kind of, a tenuous period for a while.

Mr. Bob Craig:  Yeah.

I think I know the answer to this one, but any ability to quantify what the impact of the relative absence of stimulus may have had on a year-over-year basis in the quarter in terms of order flow?

Mr. Steve Schmidt:  As you would expect, Bob, we really--that's really difficult to quantify.

One of the measures that we have is the multi-year deals that we were achieving during the period when stimulus funds were available.  That was clearly, in most cases, as a result of the schools having that extra money and wanting to use it wisely to extend out their subscriptions.

And we're not seeing much in the way of multi-year subscriptions, though we do have some.

But other than that, it's pretty hard to quantify.

Mr. Bob Craig:  Okay.

And I have to ask this one.  Any read into your expectations for order rates in the seasonally critical second and third quarter, and do you think STAR Enterprise will be able to move the needle at all in cushioning those numbers?

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Mr. Steve Schmidt:  STAR Enterprise is going to have an impact: we're fairly certain of that.  How big, hard to say, but there's clear interest from the customer base in it.

How much that helps us versus, any impact from the funding environment and the state--and the schools cutting back is darn near impossible to quantify.

We're optimistic, Bob, that we're going to do as well as anyone in this environment, but it's really hard to say.

Mr. Bob Craig:  Fair to say, Steve, that you would expect order rates to be down year over year in the second and third quarter?

I guess I'm trying to get to what would you be happy with given the state of the macro environment?

Mr. Steve Schmidt:  Oh, I'm never happy, Bob, but I think--I'm not ready to throw in the towel and say that order rates are going to be down.

Mr. Bob Craig:  Okay.

Mr. Steve Schmidt:  In fact, my comments this morning were--or this afternoon were that we, sort of, accept the fact that they're down in the first quarter.

And while the second and third quarter are going to be challenging, if we're going to grow this company, it'll be done in the second and third quarters.

So, that's, as you pointed out, a real critical period for us.

Mr. Bob Craig:  Okay.

Any recent or contemplated changes to the sales force looking at territories, alignment, compensation structure?

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Mr. Steve Schmidt:  Not too much on the compensation side, but we're on, kind of, a measured expansion program.  We've added positions every year for a number of years, and we'll continue to do so in, sort of, a measured way.  Not a major expansion, but we're adding selectively.

We're also reorganizing a few functions where it makes sense.  So, there's always constant change going on in an attempt to--, for that continuous improvement and productivity from the sales group.

But, pretty much staying the course with what we've been doing the last couple of years.

Mr. Bob Craig:  Any quantification, Steve, of that measured expansion--I mean, in terms of absolute numbers, bodies, percentage--?

Mr. Steve Schmidt:  --Yeah, I'm hesitant to do that, Bob, because we do use some part-time people and so forth, so it's not going to be a good way for you to measure how much the costs are going up.

But, there could be an additional dozen people or so on staff in one capacity or another.

Mr. Bob Craig:  Okay.

You mentioned, again, and I think you mentioned before, the increase in R&D.  Perhaps you could outline, you know, the areas of emphasis there, and when should that bear fruit in the form of new product introductions?

Mr. Steve Schmidt:  It's a general capacity increase.  We're certainly looking for skills in some of the latest technology and so forth, but it's an overall attempt to just ratchet up the capacity of our ability to turn out new product features and new products.

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So, it isn't in one specific area, but more across the board with, you know, engineering, QA, product developers, those types of positions.

Mr. Bob Craig:  Okay.

Do you think your hardware pricing is now where it should be?  Do you envision other adjustments over the near to intermediate term there?

Mr. Steve Schmidt:  Not over the near term.

As you recall, we did reduce price at the beginning of 2010, and I think that we'll probably live there for at least 2011, or at least that's the anticipation.

Mr. Bob Craig:  Okay.

The tax rate was a little different than we expected.  Mary, any read on tax rate for the full year?

Ms. Mary Minch:  Should be really similar to what it was in this first quarter, Bob, so I would use that--other than, of course, any audit adjustments or statute of limitation issues that would hit.

Mr. Bob Craig:  Okay.

And I think the cash was down about five million.  Was that reflecting the cash flow seasonality issues you were describing or were there other reasons for that?

Ms. Mary Minch:  No, absolutely correct.  It's the cash flow seasonality that we discussed.

Mr. Bob Craig:  Okay, great.

Believe it or not, I think that's it.  Well, thanks, guys.  I appreciate it.

Mr. Steve Schmidt:  Thanks, Bob--.

Ms. Mary Minch:  --Thanks, Bob--.

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Mr. Glenn James:  --Thanks, Bob.

Operator:  As a reminder, if you'd like to ask a question, please press star-one on your telephone keypad.

The next question is from James Lee with Potrero Capital.  Please go ahead with your question.

Mr. James Lee:  Hi.

So a question on the cash flow.  What was the spending this quarter on CapEx, and that includes capitalized software because it looks like it's a bit higher than the prior quarters?

Ms. Mary Minch:  CapEx is never a very significant item for us.

In this particular quarter, CapEx was about $300,000, similar to the capitalized software amount.

Mr. James Lee:  Okay.

So, including capitalized software, that's 600,000 you're looking at?

Ms. Mary Minch:  That's correct.

Mr. James Lee:  Okay.

And then, with the orders being down for two quarters in a row, do you foresee, that subscription could be down over the next couple of quarters?

Ms. Mary Minch:  No, I wouldn't anticipate revenue being down.

We've built up a strong base of deferred revenue, which, we recognize over 12 months, so I would not anticipate that.

Mr. James Lee:  All right.  Thank you.

Mr. Steve Schmidt:  You're welcome.

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Operator:  Once again, if you have a question, please press star followed by one on your telephone keypad.

I have no further questions in queue.

I'd like to turn the call back over to management for closing remarks.

Mr. Glenn James:  Thank you.

Because of our financial strength, sound business model, loyal customers, and our outstanding products, which include our latest offering, STAR Enterprise, we're not viewing the next several quarters with as much pessimism as many of our competitors.

Rather, we see this period as a time for the strong to invest and lay the groundwork for significant growth.  That's what we're doing, and we look forward to sharing the results of our efforts with you in the future.

Thanks again for joining us today, and we'll talk to you again in July.

Operator:  This concludes the teleconference.  You may disconnect your lines.

Thank you for your participation.

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